Exhibit 4.(b)33

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of June 13, 2012 between Lumenis Ltd., having a place of business at Yokneam Industrial Zone, Yokneam, Israel (“Lumenis” or the “Company”) and Amit Management and Consulting Ltd., an Israeli company with offices at Kfar Aviv 112, Israel (“Amit”).

Recitals

A.	Amit is a company that provides management and business consulting services to its clients.

A.	Arie Weisberg (“Weisberg”) is a business and management consultant employed by Amit. Weisberg is also a member of the Board of Directors of Lumenis Ltd.

B.	Lumenis and Amit desire to enter into an agreement for the provision of certain business and management consulting services for Lumenis as specified below.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.
Statement of Work. Amit agrees that it shall provide business consulting services as shall be determined by the Chief Executive Officer of the Company (the “Services”). Amit shall report directly to the Chief Executive Officer of the Company but shall also provide updates to the Board of Directors of the Company as applicable with respect to the Services performed. Amit shall not be required to work a specific number of hours, but shall work on a project-by-project basis as agreed between the parties. It is the intention that Amit shall make available the services of one employee (see below) for approximately one day per week in providing such Services.

2.	Amit acknowledges that the Company has specifically requested, and Amit agrees, that Weisberg shall be assigned to provide the Services to the Company under this Agreement.

3.
Fees and Payment. Lumenis shall pay to Amit a fee of NIS5,000 per day (the “Fee”) plus VAT for the Services provided hereunder. Amit shall issue an invoice each month for the Fee, VAT and for any expense reimbursement due to it. Reimbursement for reasonable travel expenses and associated expenses, if required, shall be invoiced at cost. Lumenis shall reimburse Amit for travel expenses which have been approved in advance in accordance with Lumenis’ guidelines as specified in its travel & expense policy. The parties acknowledge that this engagement will require approval by the Company’s Audit Committee, Board of Directors and Shareholders, and therefore, it is agreed that no payment of the Fee shall be due and payable or will be paid until this engagement for services is approved at a general meeting of shareholders of the Company.

4.	Term and Termination. This Agreement shall continue to remain in force until either Amit or Lumenis provides the other with written notice of termination.

5.
Warranty. Amit warrants that it has the right to enter into this Agreement, that no relationship with any other employer or client prohibits Amit from providing the Services set forth above, and that performance hereunder by Amit will not cause Amit to be in violation of any contractual agreement previously entered into by Amit.

Consulting Agreement - June 13, 2012	1	Lumenis / Amit

6.	Independent Contractor. Amit is an independent contractor that has been retained by Lumenis to provide the Services described above and, as such, Amit is responsible for any and all taxes which may be imposed on it with respect to such engagement, and shall be responsible for all withholding or similar taxes to be paid by it on behalf of Weisberg (its employee). Weisberg is not, and shall not become, an employee of Lumenis, and thus is not eligible to receive any of the benefits that Lumenis provides to its employees, including but not limited to insurance, disability, pension, overtime compensation, and severance or vacation pay. Amit does not have the authority to bind Lumenis, nor shall Amit attempt to bind Lumenis. Amit shall be neither an agent nor other legal representative of Lumenis, and Amit shall not at any time represent that it is an agent or other legal representative of Lumenis.

7.
Confidential Information. Since the services for which Amit is engaged under this Agreement may include Amit’s access to written, oral or visual information of a confidential or proprietary nature to Lumenis and/or its suppliers (hereinafter, the “Confidential Information”), Amit agrees to receive such Confidential Information in confidence and to safeguard it against disclosure except as is intended and/or necessary to fulfill the intent of this Agreement as defined herein. Amit shall not publish or disclose to any third party, or use for his own benefit the Confidential Information, of Lumenis or its suppliers or authorize anyone to publish, disclose or make use of any such Confidential Information unless: (i) Amit has received the express prior authorization in writing by Lumenis to do so; or (ii) such information shall have ceased to be proprietary to Lumenis or its suppliers as evidenced by general public knowledge thereof. This prohibition as to publication, disclosure, and use of the Confidential Information shall not restrict Amit in the exercise of its skills, providing that the exercise of such skills does not involve the disclosure to others of Confidential Information or the use by Amit of the Confidential Information for his own benefit. Amit understands and agrees to abide by all applicable securities laws and regulations, including laws prohibiting “insider” trading. Amit shall upon demand by Lumenis or upon expiration or earlier termination of this Agreement, promptly surrender to Lumenis all copies and originals of any such Confidential Information which is in tangible form and is in Amit’s possession. Amit further agrees that it will not copy or store on any medium any software or its associated documentation of Lumenis or its suppliers and that it will not use any such software or documentation for any purpose other than as directed by Lumenis.

8.
Patent Rights. Amit shall promptly disclose to Lumenis all ideas, inventions, discoveries and improvements (hereinafter referred to as “Subject Inventions”), whether or not patentable, relating to work hereunder which are conceived or first reduced to practice by Amit or any of its employees in the performance of work or services under this Agreement. Amit agrees that all Subject Inventions shall become the exclusive property of Lumenis, that Lumenis shall possess all ownership rights therein, including the rights to copyright, trademark and/or patent the Subject Inventions, and that during or subsequent to the term of this Agreement, Amit shall execute and deliver to Lumenis all such documents, and lake such other action, as may be reasonably required by Lumenis to assist it in obtaining patents in Israel, the United States and other countries and vesting title thereto in Lumenis for said Subject Inventions. At Lumenis’ request and expense, Amit further agrees to cooperate with Lumenis and to do all things reasonably and lawfully possible to aid Lumenis, or its successors or assigns, to obtain and enforce patent or copyright protection for any Subject Inventions.

9.
Limitation of Liability. In no event shall either party be liable to the other party for any consequential, punitive or other indirect damages. Lumenis’ total liability under this Agreement shall in no case exceed the value of this Agreement as paid up to the date of claim.

Consulting Agreement - June 13, 2012	2	Lumenis / Amit

10.
Assignment. This Agreement may not be assigned, subcontracted or delegated in whole or in part by Amit without Lumenis’ prior written consent which may be given or denied solely based on Lumenis’ exercise of its independent discretion.

11.
Applicable Law. This Agreement shall be governed in all respects by, and shall be construed in accordance with the laws of Israel, and the courts of Tel Aviv-Jaffa shall have exclusive jurisdiction over the enforcement of this Agreement.

12.
Waiver and Severability. The failure of a party to this Agreement to enforce any of the provisions of this Agreement or the waiver thereof in any instance shall not be construed as a general waiver or relinquishment on its part of any such provision or of any other provisions. If any one or more provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any manner be affected.

13.
Entire Agreement and Amendment. This agreement comprises the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, understandings, arrangements or representations, whether written or oral, heretofore made between the parties and relating to this subject matter. This Agreement may not be amended except in a writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as set forth below.

LUMENIS LTD.		AMIT MANAGEMENT AND CONSULTING LTD.

By:		By:

Name:	ZIPORA OZER - ARMAN	Name:	ARIE WECSBER

Title:	CEO	Title:

Date:		Date:	2/8/12

By:

Name:	OPHIR YAKOVIAN

Title:	CFO

Date:

Consulting Agreement - June 13, 2012	3	Lumenis / Amit